Exhibit 99.1

(Not affiliated with American Capital, Ltd)

FOR IMMEDIATE RELEASE
August 1, 2016

CONTACT:
Investors -     (301) 968-9220
Media -     (301) 968-9215

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP. REPORTS
$0.85 NET INCOME PER COMMON SHARE FOR THE SECOND QUARTER AND
$19.47 NET BOOK VALUE PER COMMON SHARE
Bethesda, MD - August 1, 2016 - American Capital Mortgage Investment Corp. (“MTGE” or the “Company”) (Nasdaq: MTGE) today reported net income for the quarter ended June 30, 2016 of $39.0 million, or $0.85 per common share, and net book value of $19.47 per common share. Economic return, defined as dividends and the change in net book value, was 4.4% for the quarter, or 17.8% on an annualized basis.
SECOND QUARTER 2016 FINANCIAL HIGHLIGHTS

•	$0.85 net income per common share

•	$0.46 net spread and dollar roll income per common share, excluding estimated “catch-up” premium amortization expense, compared to $0.44 per common share for the previous quarter (1)

◦
Includes $0.06 per common share of dollar roll income associated with the Company's $0.5 billion average net long position in forward purchases and sales of agency mortgage-backed securities ("MBS") in the "to-be-announced" ("TBA") market

◦	Excludes $(0.05) per common share of estimated “catch-up” premium amortization expense due to change in projected constant prepayment rate (“CPR”) estimates

◦	Excludes $(0.13) per common share of net servicing loss

◦
Excludes $(0.04) per common share of non-recurring costs associated with the American Capital, Ltd. strategic review process and subsequent acquisition of our external manager by American Capital Agency Corp.

•	$0.40 dividend per common share

◦	10.1% annualized dividend yield based on June 30, 2016 closing stock price of $15.79 per common share

•	$19.47 net book value per common share as of June 30, 2016

◦	Increased $0.44 per common share, or 2.3%, from $19.03 as of March 31, 2016

•	4.4% economic return on common equity for the quarter, or 17.8% annualized

◦	Comprised of $0.40 dividend and $0.44 increase in net book value per common share

American Capital Mortgage Investment Corp.
August 1, 2016

ADDITIONAL SECOND QUARTER 2016 HIGHLIGHTS

•	$5.1 billion investment portfolio as of June 30, 2016

◦	$3.5 billion agency securities

◦	$0.3 billion net long TBA

◦	$1.3 billion non-agency securities

◦	$0.1 billion mortgage servicing rights (“MSR”)

◦	$0.1 billion healthcare and senior living facilities

•	4.9x “at risk” leverage on agency and non-agency securities as of June 30, 2016, compared to 4.6x as of March 31, 2016

◦	4.5x excluding net long TBA mortgage position as of June 30, 2016

•	11.7% agency securities actual CPR for the quarter

◦	10.1% projected life CPR for agency securities as of June 30, 2016

•	2.17% annualized net interest rate spread and TBA dollar roll income for the quarter, excluding estimated “catch-up” premium amortization expense

◦	Excludes 18 bps of “catch-up” premium amortization expense due to changes in projected CPR

◦	A decrease from 2.21% for the prior quarter, excluding 31 bps of “catch-up” premium amortization expense

MANAGEMENT REMARKS
“We are extremely pleased with MTGE’s performance in the second quarter,” said Gary Kain, the Company’s Chief Executive Officer, President and Chief Investment Officer. “Despite volatile market conditions, MTGE delivered a 17.8% annualized economic return, with both the agency and non-agency portfolios performing well.
“The housing market continues to display strong underlying fundamentals, providing significant support for our credit investments. These fundamentals, coupled with strong demand from global investors as they search for yield in the current low rate environment, drove spread tightening across the credit spectrum in the second quarter. In particular, our credit risk transfer (CRT) investments were strong performers in the second quarter, and we continue to be optimistic about the longer term opportunities in this sector.
“Our agency investments also performed well, particularly in light of the significant rally in interest rates following the Brexit vote. With interest rates near historic lows, we believe that asset selection will be a key driver of investment performance. Although the prepayment landscape is no longer benign, we do not currently anticipate a prepay environment as we experienced in 2012. That said, given the high percentage of our agency portfolio that has favorable prepayment characteristics, we are optimistic about the performance of our portfolio across a wide range of possible scenarios.
“In addition, MTGE closed its first two investments in healthcare and senior living facilities in the second quarter, deploying $22 million of capital, and largely completed the transition of its servicing operations to a servicing oversight platform. As a result of these initiatives and the favorable composition of our non-agency and agency investment portfolios, we are enthusiastic about the outlook for MTGE.”

INVESTMENT PORTFOLIO

As of June 30, 2016, the Company's investment portfolio included $3.5 billion of agency MBS, $0.3 billion of net long TBA positions, $1.3 billion of non-agency securities, $0.1 billion of MSR and $0.1 billion of healthcare and senior living facilities.

American Capital Mortgage Investment Corp.
August 1, 2016

As of June 30, 2016, the Company's fixed rate agency investments were comprised of $0.6 billion 15 year MBS, $0.2 billion 20 year MBS, $2.6 billion 30 year MBS, $0.1 billion 15 year net long TBA securities and $0.2 billion 30 year net long TBA securities. As of June 30, 2016, 15 year fixed rate investments represented 19% of the Company's agency investment portfolio, consistent with March 31, 2016, and 30 year fixed rate investments represented 73% of the Company's agency portfolio, an increase from 72% as of March 31, 2016.

As of June 30, 2016, the Company's agency fixed rate assets, inclusive of the net long TBA position, had a weighted average coupon of 3.48%, down from 3.53% at March 31, 2016, comprised of the following weighted average coupons:

•	3.22% for 15 year securities;

•	3.30% for 20 year securities; and

•	3.56% for 30 year securities.

As of June 30, 2016, the Company's $1.3 billion non-agency portfolio was comprised of approximately 31% Alt-A, 26% credit risk transfer, 16% prime, 12% option ARM securities and 15% subprime.

As of June 30, 2016, the Company's net long TBA mortgage portfolio had a fair value and cost basis of approximately $0.3 billion, with a net carrying value of $7.8 million reported in derivative assets/(liabilities) on the Company's consolidated balance sheet. The Company accounts for TBA securities as derivative instruments and recognizes dollar roll income and other realized and unrealized gains and losses on TBA securities in other gains (losses), net on the Company's consolidated statements of operations.

CONSTANT PREPAYMENT RATES

The actual CPR for the Company's agency portfolio during the second quarter of 2016 was 11.7%, up from 8.0% during the first quarter. The CPR published in July 2016 for the Company's agency portfolio held as of June 30, 2016 was 13.3%, and the weighted average projected CPR for the remaining life of the Company's agency securities held as of June 30, 2016 was 10.1%, consistent with March 31, 2016.

The Company amortizes and accretes premiums and discounts associated with purchases of agency securities into interest income over the estimated life of such securities based on actual and projected CPRs using the effective yield method. As such, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact on the Company's agency asset yields.

The amortization of premiums (net of any accretion of discounts) on the agency portfolio for the quarter was $(7.7) million, or $(0.17) per common share. The Company recognized approximately $(2.1) million, or $(0.05) per common share, of “catch-up” premium amortization expense during the quarter, due to changes in projected CPR estimates for the Company's existing agency securities during the quarter. The weighted average cost basis of the Company's agency securities was 105.1% of par and the unamortized agency net premium was $164.8 million as of June 30, 2016.

American Capital Mortgage Investment Corp.
August 1, 2016

NON-AGENCY ACCRETION INCOME
The weighted average cost basis of the Company's non-agency portfolio was 86.5% of par as of June 30, 2016. Accretion income on the non-agency portfolio for the quarter was $6.7 million, or $0.15 per common share. The total net discount remaining was $194.3 million as of June 30, 2016, with $96.9 million designated as credit reserves.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average annualized net interest rate spread on its balance sheet and dollar roll funded assets for the second quarter was 1.99% compared to 1.90% in the first quarter. Excluding estimated “catch-up” expense of 18 bps due to changes in projected CPR, the Company's average annualized net interest rate spread was 2.17% for the second quarter, compared to 2.21% in the first quarter.
The Company's average agency and non-agency securities asset yield excluding TBAs for the second quarter was 3.28%, compared to 3.26% for the first quarter. Excluding the impact of “catch-up” premium amortization, the Company's annualized weighted average yield was 3.46% for the second quarter, compared to 3.57% for the first quarter. The Company's agency and non-agency securities asset yield excluding TBAs as of June 30, 2016 was 3.38%, down 5 bps from 3.43% as of March 31, 2016.
The Company's average cost of funds was 1.31% for the second quarter, compared to 1.39% for the first quarter. The Company's average cost of funds includes the cost of repurchase agreements, FHLB advances and effective interest rate swaps (including those used to hedge the Company's dollar roll funded assets) measured against the Company's daily weighted average repurchase agreement and Federal Home Loan Bank advances balances outstanding. The Company's average cost of funds of 1.27% as of June 30, 2016 was down 5 bps from 1.32% as of March 31, 2016.

On a per share basis, the Company recognized $0.42 per common share of net spread and dollar roll income (a non-GAAP financial measure) for the second quarter, compared to $0.37 for the prior quarter. Excluding "catch-up" premium amortization cost, the Company's net spread and dollar roll income was $0.46 per common share for the second quarter, an increase from $0.44 for the prior quarter. Net spread and dollar roll income for the second quarter included $0.06 per common share of dollar roll income, compared to $0.00 for the prior quarter, and excluded $(0.04) per common share of non-recurring costs associated with the American Capital, Ltd. strategic review process and subsequent acquisition of the Company’s external manager by American Capital Agency Corp. A reconciliation of the Company's net interest income to net spread and dollar roll income and additional information regarding the Company's use of non-GAAP measures are included later in this release.

LEVERAGE AND HEDGING ACTIVITIES
As of June 30, 2016, all of the Company's repurchase agreements and Federal Home Loan Bank advances were used to fund purchases of agency and non-agency securities. Including TBA securities, the Company's “at risk” leverage ratio for agency and non-agency securities was 4.9x as of June 30, 2016 and averaged 4.7x during the second quarter.

American Capital Mortgage Investment Corp.
August 1, 2016

The $3.3 billion borrowed under repurchase agreements as of June 30, 2016 had remaining maturities consisting of:

•	$2.1 billion of one month or less;

•	$0.1 billion between one and two months;

•	$0.4 billion between two and three months;

•	$0.2 billion between three and twelve months; and

•	$0.5 billion greater than twelve months.
As of June 30, 2016, the Company's agency and non-agency repurchase agreements had an average of 162 days remaining to maturity, down from 168 days as of March 31, 2016.
As of June 30, 2016, financing with the Federal Home Loan Bank of Des Moines had an outstanding balance of $0.3 billion and an average of 215 days remaining to maturity.
As of June 30, 2016, the Company had repurchase agreements with 32 financial institutions and less than 5% of the Company's equity was at risk with any one counterparty, with the top five counterparties representing less than 23% of the Company's equity at risk.
The Company's interest rate swap positions as of June 30, 2016 totaled $2.2 billion in notional amount, with a weighted average fixed pay rate of 1.63%, a weighted average receive rate of 0.64% and a weighted average maturity of 3.2 years. Excluding forward starting swaps, the Company's interest rate swap portfolio had a notional balance of $1.7 billion, an average fixed pay rate of 1.17% and a weighted average receive rate of 0.64% as of June 30, 2016 compared to a notional balance of $1.5 billion, an average fixed pay rate of 1.44% and a weighted average receive rate of 0.62% as of March 31, 2016. The Company enters into interest rate swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential.
The Company utilizes interest rate swaptions to mitigate the Company's exposure to larger, more rapid increases in interest rates. As of June 30, 2016, the Company held payer swaption contracts with a total notional amount of $0.2 billion and a weighted average expiration of 1.0 year. These swaptions have an underlying weighted average interest rate swap term of 5.8 years and a weighted average pay rate of 3.14% as of June 30, 2016.
In addition to its interest rate swaps and swaptions, the Company held a $(0.4) billion net short position in U.S. Treasury securities and futures as of June 30, 2016.
As of June 30, 2016, 70% of the Company's combined funding and net TBA balance was hedged through a combination of interest rate swaps, interest rate swaptions and U.S. Treasury securities and futures compared to 67% as of March 31, 2016.

SERVICING
As of June 30, 2016, our servicing subsidiary Residential Credit Solutions (“RCS”) owned a portfolio of MSR with a fair market value of $53.3 million, representing approximately 29,000 residential mortgage loans and $5.9 billion in unpaid principal balances. During the second quarter, the Company recorded $4.2 million in servicing revenues and $(9.9) million in servicing expense, which included $(2.8) million in realization of cash flows on MSR. During the second quarter, RCS completed the transfer of all subservicing clients to Ditech and transitioned to a servicing oversight platform. Ditech continues to subservice RCS's MSR ($5.9 billion in unpaid principal balances).

HEALTHCARE REAL ESTATE INVESTMENTS

American Capital Mortgage Investment Corp.
August 1, 2016

During the second quarter, the Company, through its wholly owned subsidiary Capital Healthcare Investments, LLC (“CHI”), invested in five skilled nursing facilities and one senior housing facility with a combined purchase price of $70 million. These investments were financed through $49 million of secured notes payable with a weighted average interest rate of 4.81% as of June 30, 2016. During the three months ended June 30, 2016, CHI recorded revenues of $0.9 million and expenses of $1.1 million, including acquisition costs of $0.5 million.

OTHER GAINS (LOSSES), NET
The Company has elected to record all agency and non-agency securities at fair value with all changes in fair value recorded in current GAAP earnings as other gains (losses) and record all real estate investments at their cost basis net of depreciation. In addition, the Company has not designated any derivatives as hedges for GAAP accounting purposes and therefore all changes in the fair value of derivatives are recorded in current GAAP earnings as other gains (losses).
During the second quarter, the Company recorded $27.9 million in other gains (losses), net, or $0.61 per common share. Other gains (losses), net, for the quarter are comprised of:

•	$6.3 million of net realized gain on agency and non-agency securities;

•	$25.1 million of net unrealized gain on agency securities;

•	$15.9 million of net unrealized gain on non-agency securities;

•	$(2.5) million of net realized loss on periodic settlements of interest rate swaps;

•	$(9.7) million of net realized loss on other derivatives and securities;

•	$(3.3) million of net unrealized loss on other derivatives and securities; and

•	$(3.8) million of unrealized loss on mortgage servicing rights.

Realized and unrealized net losses on other derivatives and securities during the second quarter primarily include $(13.7) million of net loss on interest rate swaps and swaptions and $(9.8) million of net loss on U.S. Treasury securities and futures, offset, in part by $9.9 million of net gain and dollar roll income on TBA securities.

ESTIMATED TAXABLE INCOME

REIT taxable income for the second quarter is estimated at $0.26 per common share, or $0.59 lower than GAAP net income of $0.85 per common share.

The primary differences between GAAP net income and estimated REIT taxable net income are (i) unrealized gains and losses associated with investment securities, interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) timing differences, both temporary and potentially permanent, in the recognition of certain realized gains and losses, (iii) losses or undistributed income of taxable REIT subsidiaries and (iv) timing differences related to the amortization and accretion of net premiums and discounts paid on investments.

The Company's estimated taxable income for the second quarter excludes $0.26 per common share of estimated net capital gains, which will be subtracted from the Company's net capital loss carryforwards from prior periods.

As of June 30, 2016, the Company had approximately $(7.2) million of distributions in excess of estimated taxable income, or $(0.16) per common share. This amount is in addition to the Company's remaining unutilized net capital loss carryforwards and net deferred gains from terminated or expired swaps and

American Capital Mortgage Investment Corp.
August 1, 2016

swaptions. As of June 30, 2016, the Company had estimated remaining unutilized net capital losses of $(2.77) per common share compared to $(3.03) per common share as of March 31, 2016, which may be carried forward and applied against future net capital gains through 2018. Additionally, as of June 30, 2016, the Company had estimated net deferred losses from terminated swaps and swaptions of $(0.69) per common share, which will be amortized into future ordinary taxable income over the remaining terms of the underlying swaps.

STOCK REPURCHASE PROGRAM
During the quarter, the Company made no open market purchases of shares of its common stock. Since commencing a stock repurchase program in the fourth quarter of 2012, the Company has repurchased 13.7 million shares, or approximately 23%, of its common stock for total consideration of approximately $244.9 million, including expenses. As of June 30, 2016, the Company had $55.1 million available under current board authorization for repurchases of its common stock through December 31, 2016.

SECOND QUARTER 2016 DIVIDEND DECLARATION
On June 13, 2016, the Board of Directors of the Company declared a second quarter dividend on its common stock of $0.40 per share, which was paid on July 27, 2016 to common stockholders of record as of June 30, 2016. Since its August 2011 initial public offering, the Company has declared and paid a total of $544.8 million in common stock dividends, or $12.85 per common share.

On June 13, 2016, the Board of Directors of the Company declared a second quarter dividend on its 8.125% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) of $0.5078125 per share. The dividend was paid on July 15, 2016 to preferred stockholders of record as of July 1, 2016. Since the May 2014 Series A Preferred Stock offering, the Company has declared and paid a total of $9.4 million in Series A Preferred Stock dividends, or $4.3615500 per share.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following tables include certain measures of operating performance, such as net spread income and estimated taxable income, which are non-GAAP financial measures. Please refer to “Use of Non-GAAP Financial Information” later in this release for further discussion of non-GAAP measures.

American Capital Mortgage Investment Corp.
August 1, 2016

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets:
Agency securities, at fair value	$3,460,643	$3,298,466	$3,217,252	$3,356,523	$3,580,696
Non-agency securities, at fair value	1,261,640	1,254,709	1,557,671	1,479,586	1,503,644
U.S. Treasury securities, at fair value	33,525	—	—	147,454	279,120
Land	4,383	—	—	—	—
Buildings, furniture, fixtures and equipment, net of accumulated depreciation	59,931	—	—	—	—
Cash and cash equivalents	109,149	130,750	169,319	170,745	176,132
Restricted cash	97,385	85,503	95,636	76,868	70,568
Interest receivable	10,534	11,038	11,629	11,586	12,740
Derivative assets, at fair value	9,624	5,073	8,151	14,519	13,530
Receivable for securities sold	—	4,595	2,565	167,433	233,463
Receivable under reverse repurchase agreements	51,156	14,615	281,618	691,772	204,355
Mortgage servicing rights, at fair value	53,321	59,930	83,647	83,495	91,699
Other assets	41,942	45,464	54,914	58,016	54,955
Total assets	$5,193,233	$4,910,143	$5,482,402	$6,257,997	$6,220,902
Liabilities:
Repurchase agreements	$3,302,343	$3,571,059	$3,664,715	$3,805,390	$4,740,499
Federal Home Loan Bank advances	273,700	273,700	442,900	487,900	197,202
Notes payable	49,300	—	—	—	—
Payable for securities purchased	442,943	18,085	—	167,703	10,004
Derivative liabilities, at fair value	83,751	78,001	58,850	80,139	70,128
Dividend payable	19,436	19,421	20,167	21,121	26,713
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	51,128	—	266,001	603,709	24,542
Accounts payable and other accrued liabilities	23,610	24,272	38,657	40,443	37,382
Total liabilities	4,246,211	3,984,538	4,491,290	5,206,405	5,106,470
Stockholders' equity:
Redeemable preferred stock - aggregate liquidation preference of $55,000	53,039	53,039	53,039	53,039	53,039
Common stock, $0.01 par value; 300,000 shares authorized, 45,798, 45,759, 47,626, 50,010, and 51,192 issued and outstanding, respectively	458	458	476	500	512
Additional paid-in capital	1,122,425	1,122,026	1,146,797	1,181,634	1,199,329
Retained deficit	(229,222)	(249,918)	(209,200)	(183,581)	(138,448)
Total American Capital Mortgage Investment Corp.'s stockholders' equity	946,700	925,605	991,112	1,051,592	1,114,432
Noncontrolling interests	322	—	—	—	—
Total stockholders equity	947,022	925,605	991,112	1,051,592	1,114,432
Total liabilities and stockholders' equity	$5,193,233	$4,910,143	$5,482,402	$6,257,997	$6,220,902

Net book value per common share	$19.47	$19.03	$19.66	$19.93	$20.70

American Capital Mortgage Investment Corp.
August 1, 2016

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Interest income:
Agency securities	$18,303	$17,373	$23,587	$19,988	$27,573
Non-agency securities	16,986	19,734	20,375	19,760	17,726
Other	165	165	90	67	46
Interest expense	(9,576)	(9,780)	(8,199)	(7,586)	(7,561)
Net interest income	25,878	27,492	35,853	32,229	37,784
Servicing:
Servicing income	4,166	9,649	13,870	11,576	11,388
Servicing expense	(9,949)	(17,905)	(18,856)	(15,580)	(15,499)
Net servicing loss	(5,783)	(8,256)	(4,986)	(4,004)	(4,111)
Healthcare:
Healthcare real estate income	914	—	—	—	—
Healthcare real estate expense	(1,097)	—	—	—	—
Net healthcare loss	(183)	—	—	—	—
Other gains (losses), net:
Realized gain (loss) on agency securities, net	2,668	420	2,762	175	(6,661)
Realized gain (loss) on non-agency securities, net	3,644	(1,635)	(732)	8	3,151
Realized loss on periodic settlements of interest rate swaps, net	(2,531)	(3,830)	(3,900)	(3,793)	(4,433)
Realized loss on other derivatives and securities, net	(9,724)	(36,572)	(2,878)	(27,724)	(32,541)
Unrealized gain (loss) on agency securities, net	25,098	49,880	(40,972)	32,583	(60,834)
Unrealized gain (loss) on non-agency securities, net	15,854	(11,324)	(16,120)	(13,104)	(13,287)
Unrealized gain (loss) on other derivatives and securities, net	(3,290)	(22,280)	28,444	(18,654)	42,008
Unrealized gain (loss) on mortgage servicing rights	(3,788)	(9,027)	3,176	(5,260)	4,863
Impairment of intangible assets	—	—	—	(10,000)	—
Total other gains (losses), net	27,931	(34,368)	(30,220)	(45,769)	(67,734)
Expenses:
Management fees	3,659	3,815	4,042	4,250	4,425
General and administrative expenses	3,771	2,042	2,057	1,845	2,129
Total expenses	7,430	5,857	6,099	6,095	6,554
Income (loss) before tax	40,413	(20,989)	(5,452)	(23,639)	(40,615)
Provision for excise and income tax, net	(281)	(308)	—	(373)	658
Net income (loss)	40,132	(21,297)	(5,452)	(24,012)	(39,957)
Dividend on preferred stock	(1,117)	(1,117)	(1,117)	(1,117)	(1,117)
Net loss attributable to noncontrolling interests	(6)	—	—	—	—
Net income (loss) available to common shareholders	$39,009	$(22,414)	$(6,569)	$(25,129)	$(41,074)

Net income (loss) per common share - basic and diluted	$0.85	$(0.48)	$(0.13)	$(0.49)	$(0.80)

American Capital Mortgage Investment Corp.
August 1, 2016

Weighted average number of common shares outstanding - basic	45,777	46,651	48,886	50,815	51,179
Weighted average number of common shares outstanding - diluted	45,778	46,666	48,898	50,828	51,190

Dividends declared per common share	$0.40	$0.40	$0.40	$0.50	$0.50

American Capital Mortgage Investment Corp.
August 1, 2016

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
RECONCILIATIONS OF GAAP NET INTEREST INCOME TO NET SPREAD AND DOLLAR ROLL INCOME (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Interest income:
Agency securities	$18,303	$17,373	$23,587	$19,988	$27,573
Non-agency securities and other	17,151	19,899	20,465	19,827	17,772
Interest expense	(9,576)	(9,780)	(8,199)	(7,586)	(7,561)
Net interest income	25,878	27,492	35,853	32,229	37,784
Dividend income from investments in agency mortgage REIT equity securities (2)	—	244	—	—	—
Realized loss on periodic settlements of interest rate swaps, net	(2,531)	(3,830)	(3,900)	(3,793)	(4,433)
Dollar roll income	2,560	136	1,708	3,201	2,572
Adjusted net interest and dollar roll income	25,907	24,042	33,661	31,637	35,923
Operating expenses (3)	(7,430)	(5,857)	(6,099)	(6,095)	(6,554)
Less: non-recurring costs	1,745	—	—	—	—
Net spread and dollar roll income	20,222	18,185	27,562	25,542	29,369
Dividend on preferred stock	(1,117)	(1,117)	(1,117)	(1,117)	(1,117)
Net spread and dollar roll income available to common shareholders	19,105	17,068	26,445	24,425	28,252
Estimated “catch-up” premium amortization cost (benefit) due to change in CPR forecast	2,067	3,532	(1,012)	1,610	(1,632)
Net spread and dollar roll income, excluding “catch-up” premium amortization, available to common stockholders	$21,172	$20,600	$25,433	$26,035	$26,620

Weighted average number of common shares outstanding - basic	45,777	46,651	48,886	50,815	51,179
Weighted average number of common shares outstanding - diluted	45,778	46,666	48,898	50,828	51,190

Net spread and dollar roll income per common share- basic and diluted	$0.42	$0.37	$0.54	$0.48	$0.55
Net spread and dollar roll income, excluding “catch up” amortization per common share- basic and diluted	$0.46	$0.44	$0.52	$0.51	$0.52

American Capital Mortgage Investment Corp.
August 1, 2016

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
RECONCILIATIONS OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Net income (loss)	$40,132	$(21,297)	$(5,452)	$(24,012)	$(39,957)
Estimated book to tax differences:
Unrealized (gains) and losses, net
Agency securities	(25,098)	(49,880)	40,972	(32,583)	60,834
Non-agency securities	(15,854)	11,324	16,120	13,104	13,287
Derivatives and other securities	7,078	31,307	(31,620)	23,914	(46,871)
Amortization / accretion	67	1,244	(3,521)	(1,053)	(7,446)
Capital losses (gains) in excess of capital gains (losses) (4)	(12,015)	11,868	(5,464)	1,888	11,531
Other realized losses, net	12,776	24,147	3,453	24,694	28,425
Taxable REIT subsidiary loss and other	6,064	8,565	5,304	14,377	3,453
Total book to tax difference	(26,982)	38,575	25,244	44,341	63,213
Estimated taxable income	13,150	17,278	19,792	20,329	23,256
Dividend on preferred stock	(1,117)	(1,117)	(1,117)	(1,117)	(1,117)
Estimated taxable income available to common shareholders	$12,033	$16,161	$18,675	$19,212	$22,139

Weighted average number of common shares outstanding - basic	45,777	46,651	48,886	50,815	51,179
Weighted average number of common shares outstanding - diluted	45,778	46,666	48,898	50,828	51,190

Net estimated taxable income per common share - basic and diluted	$0.26	$0.35	$0.38	$0.38	$0.43
Estimated cumulative undistributed REIT taxable income per common share	$(0.16)	$(0.02)	$0.04	$0.05	$0.07

Beginning cumulative non-deductible capital losses	$138,823	$126,955	$132,419	$130,531	$119,000
Current period net capital loss (gain)	(12,015)	11,868	(5,464)	1,888	11,531
Ending cumulative non-deductible capital losses	$126,808	$138,823	$126,955	$132,419	$130,531
Ending cumulative non-deductible capital losses per common share	$2.77	$3.03	$2.67	$2.65	$2.55

American Capital Mortgage Investment Corp.
August 1, 2016

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
KEY PORTFOLIO STATISTICS (1)(5)
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Ending agency securities, at fair value	$3,460,643	$3,298,466	$3,217,252	$3,356,523	$3,580,696
Ending agency securities, at cost	$3,404,351	$3,267,272	$3,235,938	$3,334,238	$3,590,993
Ending agency securities, at par	$3,239,547	$3,108,935	$3,073,198	$3,178,229	$3,423,358
Average agency securities, at cost	$3,055,384	$3,162,358	$3,384,168	$3,370,767	$4,036,089
Average agency securities, at par	$2,909,043	$3,006,552	$3,218,156	$3,213,650	$3,850,015

Ending non-agency securities, at fair value	$1,261,640	$1,254,709	$1,557,671	$1,479,586	$1,503,644
Ending non-agency securities, at cost	$1,242,552	$1,251,474	$1,543,113	$1,448,908	$1,459,862
Ending non-agency securities, at par	$1,436,821	$1,452,195	$1,759,482	$1,676,165	$1,703,846
Average non-agency securities, at cost	$1,245,787	$1,395,485	$1,509,545	$1,429,926	$1,311,249
Average non-agency securities, at par	$1,442,535	$1,604,823	$1,730,822	$1,663,642	$1,562,203

Net TBA portfolio - as of period end, at fair value	$295,332	$200,324	$44,988	$543,897	$(74,660)
Net TBA portfolio - as of period end, at cost	$287,515	$197,430	$44,181	$533,496	$(70,249)
Average net TBA portfolio, at cost	$459,956	$(24,544)	$201,280	$305,462	$108,012

Average total assets, at fair value	$4,858,429	$5,189,108	$5,948,023	$6,224,595	$6,569,906
Average agency and non-agency repurchase agreements and advances	$3,692,354	$3,933,580	$4,239,674	$4,118,008	$4,664,051
Average stockholders' equity (6)	$948,439	$950,181	$1,029,814	$1,099,139	$1,162,997

Average coupon	3.34%	3.31%	3.28%	3.15%	3.13%
Average asset yield	3.28%	3.26%	3.59%	3.31%	3.39%
Average cost of funds (7)	1.31%	1.39%	1.13%	1.09%	1.03%
Average net interest rate spread	1.97%	1.87%	2.46%	2.22%	2.36%
Average net interest rate spread and TBA dollar roll income (loss) (8)	1.99%	1.90%	2.45%	2.27%	2.48%
Average net interest rate spread and TBA dollar roll income (loss), excluding estimated “catch-up” premium amortization income (expense)	2.17%	2.21%	2.37%	2.40%	2.36%
Average coupon as of period end	3.53%	3.33%	3.30%	3.17%	3.14%
Average asset yield as of period end	3.38%	3.43%	3.60%	3.45%	3.47%
Average cost of funds as of period end	1.27%	1.32%	1.23%	1.16%	1.05%
Average net interest rate spread as of period end	2.11%	2.11%	2.37%	2.29%	2.42%
Average actual CPR for agency securities held during the period	11.7%	8.0%	9.0%	11.0%	10.2%

American Capital Mortgage Investment Corp.
August 1, 2016

Average projected life CPR for agency securities as of period end	10.1%	10.1%	8.5%	8.6%	8.1%

Leverage - average during the period (9)	4.2x	4.4x	4.4x	4.1x	4.4x
Leverage - average during the period, including net TBA position	4.7x	4.4x	4.6x	4.4x	4.5x
Leverage - as of period end (10)	4.5x	4.4x	4.4x	4.2x	4.2x
Leverage - as of period end, including net TBA position	4.9x	4.6x	4.5x	4.7x	4.1x

Expenses % of average total assets - annualized (11)	0.6%	0.5%	0.4%	0.4%	0.4%
Expenses % of average stockholders' equity - annualized (11)	3.2%	2.5%	2.3%	2.2%	2.3%
Net book value per common share as of period end	$19.47	$19.03	$19.66	$19.93	$20.70
Dividends declared per common share	$0.40	$0.40	$0.40	$0.40	$0.50
Economic return (loss) on common equity - annualized	17.8%	(4.7)%	2.6%	(7.1)%	(14.7)%
————————

(1)	Refer to “Use of Non-GAAP Financial Information” for additional discussion of non-GAAP financial measures.

(2)	Dividend income from investments in agency mortgage REIT equity securities is included in realized gain (loss) on other derivatives and securities, net on the consolidated statements of operations.

(3)	Excludes servicing expenses related to the Company's investment in RCS.

(4)
The Company's estimated taxable income for the second quarter excludes $0.26 per common share of estimated net capital losses, which will be added to the Company's net capital loss carryforwards from prior periods.

(5)	Average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

(6)	Excluding the Company's investments in RCS, REIT equity securities and real property, the average stockholder's equity for the second quarter was $887.6 million.

(7)	Weighted average cost of funds includes periodic settlements of interest rate swaps and excludes U.S. Treasury repurchase agreements.

(8)	Estimated dollar roll income excludes the impact of other supplemental hedges and is recognized in gain (loss) on derivative instruments and other securities, net.

(9)
Leverage during the period was calculated by dividing the Company's daily weighted average agency and non-agency financing for the period by the Company's average month-ended stockholders' equity for the period less investments in RCS, REIT equity securities and real property. Leverage excludes U.S. Treasury repurchase agreements.

(10)
Leverage at period end was calculated by dividing the sum of the amount outstanding under the Company's agency and non-agency financing and the net receivable/payable for unsettled securities at period end by the Company's stockholders' equity at period end less investments in RCS, REIT equity securities and real property. Leverage excludes U.S. Treasury repurchase agreements.

(11)	Includes the impact of $1.7 million of strategic review costs incurred during the quarter.

STOCKHOLDER CALL

MTGE will hold a stockholder call and live audio webcast on August 2, 2016 at 11:00 am ET. Callers who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.MTGE.com. Those who plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 503-6874 (U.S. domestic) or (412) 902-6600 (international). Please advise the operator you are dialing in for the American Capital Mortgage Investment Corp. stockholder call.

A slide presentation will accompany the call and will be available at www.MTGE.com. Select the Q2 2016 Earnings Presentation link to download and print the presentation in advance of the stockholder call. An archived audio of the stockholder call combined with the slide presentation will be available on the MTGE website after the call on August 2, 2016. In addition, there will be a phone recording available one hour after the live call on August 2, 2016 through August 16, 2016. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference number is 10087923.

American Capital Mortgage Investment Corp.
August 1, 2016

For further information or questions, please contact Investor Relations at (301) 968-9220 or IR@MTGE.com.

ABOUT AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

American Capital Mortgage Investment Corp. is a real estate investment trust that invests in and manages a leveraged portfolio of agency mortgage investments, non-agency mortgage investments and other real estate-related investments. The Company is externally managed and advised by American Capital MTGE Management, LLC, an affiliate of American Capital Agency Corp. The Company, American Capital MTGE Management, LLC, and American Capital Agency Corp. are no longer affiliated with American Capital, Ltd. For further information, please refer to www.MTGE.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance or results. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of important factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, the receipt of regulatory approval or other closing conditions for a transaction, general economic conditions, market conditions, conditions in the market for agency and non-agency securities and mortgage related investments, and legislative and regulatory changes that could adversely affect the business of the Company. Certain important factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, the Company's results of operations discussed in this release include certain non-GAAP financial information, including “net spread and dollar roll income,” “net spread and dollar roll income, excluding ‘catch-up’ premium amortization,” “estimated taxable income” and the related per common share measures and certain financial metrics derived from such non-GAAP information, such as “cost of funds” and “net interest rate spread.”

“Net spread and dollar roll income” is measured as (i) net interest income (GAAP measure) adjusted to include other interest rate swap periodic costs, TBA dollar roll income and dividends on REIT equity securities (referred to as “adjusted net interest and dollar roll income”) less (ii) total operating expenses (GAAP measure) adjusted to exclude non-recurring transaction costs. “Net spread and dollar roll income, excluding “catch-up” premium amortization,” further excludes retrospective “catch-up” adjustments to premium amortization cost or benefit due to changes in projected CPR estimates.

By providing users of the Company's financial information with such measures in addition to the related GAAP measures, the Company believes users will have greater transparency into the information used by the Company's management in its financial and operational decision-making. The Company also believes it is important for users to consider information related to its current financial performance without the effects

American Capital Mortgage Investment Corp.
August 1, 2016

of certain measures that are not necessarily indicative of its current or expected investment portfolio performance and operations.

Specifically, in the case of “adjusted net interest and dollar roll income,” the Company believes the inclusion of TBA dollar roll income is meaningful as TBAs, which are accounted for under GAAP as derivative instruments with gains and losses recognized in other gain (loss) in the Company’s statement of operations, are economically equivalent to holding and financing generic agency MBS using short-term repurchase agreements. Similarly, the Company believes that the inclusion of periodic interest rate swap settlements, which are recognized under GAAP in other gain (loss), is meaningful as interest rate swaps are the primary instrument used to economically hedge against fluctuations in the Company’s borrowing costs and the inclusion of all periodic interest rate swap settlement costs is more indicative of the Company’s total cost of funds than interest expense alone. In the case of “net spread and dollar roll income, excluding ‘catch-up’ premium amortization,” the Company believes the exclusion of “catch-up” adjustments to premium amortization cost or benefit is meaningful as it excludes the cumulative effect from prior reporting periods due to current changes in future prepayment expectations and, therefore, exclusion of such cost or benefit is more indicative of the current and expected earnings potential of the Company’s investment portfolio. The Company also believes the exclusion of non-recurring costs associated with the American Capital, Ltd. strategic review process and subsequent acquisition of the Company’s external manager by American Capital Agency Corp. reported in general and administrative expense under GAAP is meaningful as they are not representative of ongoing operating costs. In the case of estimated taxable income, the Company believes it is meaningful information as it is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT qualification status.

However, because such measures are incomplete measures of the Company's financial performance and involve differences from results computed in accordance with GAAP, they should be considered as supplementary to, and not as a substitute for, results computed in accordance with GAAP. In addition, because not all companies use identical calculations, the Company's presentation of such non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing the Company's income tax returns, which occurs after the end of its fiscal year.

A reconciliation of GAAP net interest income to non-GAAP net spread and dollar roll income, excluding “catch-up” premium amortization and a reconciliation of GAAP net income to non-GAAP estimated taxable income is included in this release.